UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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iShares Trust

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Act Today to Avoid the Potential Closure and Liquidation of Your

iShares S&P Global Financials Sector Index Fund

Dear iShares S&P Global Financials Sector Index Fund Shareholder,

The iShares Funds recently contacted you via email regarding a Special Meeting of Shareholders (the “Meeting”) to approve a new investment advisory agreement for the iShares S&P Global Financials Sector Index Fund. Due to a lack of sufficient shareholder votes, the Meeting has been adjourned for a fifth time to January 28, 2010 at 5:00 PM (PST). We have not received your vote. Consequently, because your participation is critical, we have chosen to contact you via U.S. mail (your email delivery option for fund materials remains unaffected). We apologize for the inconvenience.

Your participation is now critical to ensure that your iShares S&P Global Financials Sector Index Fund is not closed and liquidated.

The existing investment advisory agreement for your iShares S&P Global Financials Sector Index Fund terminated on December 1, 2009 and your iShares Fund is now being managed pursuant to an interim advisory agreement. Shareholder action is now required to approve a new investment advisory agreement for your iShares Fund. Please act now to ensure that your iShares S&P Global Financials Sector Index Fund continues to operate without interruption.

The Board of Trustees of the iShares Funds has unanimously recommended that shareholders vote in favor of the new investment advisory agreement proposal. If we do not have a sufficient number of votes to hold the Meeting, the Board of Trustees of the iShares Funds will take such action it deems necessary and in the best interests of those iShares Funds and their shareholders, including closing and liquidating your iShares S&P Global Financials Sector Index Fund. We urge you to vote today without further delay.

To vote your shares, please call 1-866-450-8471. Representatives are available Monday through Friday 9:30 AM to 12:00 Midnight (EST) and Saturday from 10:00 AM to 9:00 PM (EST). If you are an institutional shareholder or a shareholder located outside the U.S. and need assistance in voting your shares, please call +1 646-378-4860 (international collect calls are accepted). You may also vote by internet or mail, as further detailed on the enclosed proxy card.

On behalf of the Board of Directors/Trustees of the iShares Funds, please accept my thanks for your participation in this important matter.

Sincerely,

Lee T. Kranefuss
Chairman of the Boards of Directors/Trustees iShares, Inc. and iShares Trust

ISHA-ADJ-021

Please Urge Your Clients to Act Today to Avoid the Potential Closure and

Liquidation of the iShares S&P Global Financials Sector Index Fund

Ticker IXG, CUSIP 464287333, ISIN US4642873339

Dear [BANK/BROKER/CUSTODIAN/NOMINEE],

The iShares Funds has been contacting your clients that are shareholders in the iShares S&P Global Financials Sector Index Fund over the past few months by mail and using other solicitation measures regarding a Special Meeting of Shareholders (the “Meeting”) to approve a new investment advisory agreement. Due to a lack of sufficient shareholder votes, the Meeting has been adjourned for a fifth time to January 28, 2010 at 5:00 PM (PST).

We have not received the participation of certain of your clients after repeated solicitation attempts. The participation of your remaining unvoted clients is now critical to ensure that the iShares S&P Global Financials Sector Index Fund is not closed and liquidated. We respectfully request that you communicate the importance of shareholder participation to your clients to ensure that the iShares S&P Global Financials Sector Index Fund continues to operate without interruption. We also request that you contact the account executives/relationship managers of the accounts for assistance in obtaining the participation of their clients.

The existing investment advisory agreement for the iShares S&P Global Financials Sector Index Fund terminated on December 1, 2009 and the iShares Fund is now being managed pursuant to an interim advisory agreement. Shareholder action is required to approve a new investment advisory agreement to ensure that the iShares S&P Global Financials Sector Index Fund is not closed and liquidated.

The Board of Trustees of the iShares Funds, RiskMetrics Group’s ISS Governance Services Unit, and Glass-Lewis & Co. have all recommended that shareholders vote in favor of the new investment advisory agreement proposal. Shareholders have already approved the new investment advisory agreement proposal for 177 of 179 iShares Funds. To request information about your firm’s aggregate unvoted position in the S&P Global Financials Sector Index Fund, please contact Jordan Kovler or Tom Germinario, each of D.F. King & Co., Inc., at +1 (212) 493-6990 and +1 (212) 493-6922, respectively.

On behalf of the Board of Directors/Trustees of the iShares Funds, please accept my thanks for your assistance in this important matter.

Sincerely,

Lee T. Kranefuss
Chairman of the Boards of Directors/Trustees iShares, Inc. and iShares Trust

ISHA-ADJ-023